EXHIBIT INDEX

(a)(3)   Articles of Amendment, dated Nov. 14, 2002.

(d)(1) Investment Management Services Agreement between Registrant, on behalf of AXP European Equity Fund and AXP International Fund, and American Express Financial Corporation, dated Dec. 1, 2002.

(i) Opinion and consent of counsel as to the legality of the securities being registered.

(j)      Independent Auditors' Consent.

(q)(1) Directors' Power of Attorney to sign Amendments to this Registration Statement, dated Nov. 13, 2002.